Exhibit 99.1
                                                                    ------------


 Esterline Reports 2Q Results from Continuing Operations; Income $17.7 Million, or $.68 Per Share, on $247.9 Million Sales; Revenues up 17%; Earnings up 29%
                             Compared with Last Year


     BELLEVUE, Wash.--(BUSINESS WIRE)--June 1, 2006--Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2006 second quarter (ended April 28) income from continuing operations of $17.7 million, or $.68 per diluted share, on $247.9 million sales. Year-ago income from continuing operations was $13.7 million, or $.54 per diluted share, on sales of $211.6 million.
     Robert W. Cremin, Esterline CEO said, "...the results for the quarter were solid and reflect our continued ability to drive our operating efficiency while simultaneously investing in the R&D necessary to ensure the long-term health of the company."
     Cremin said that new order intake during the quarter continued strong, and backlog at the end of the quarter was "...a record $633 million, nearly 30% higher than last year." He noted that the company's backlog reflects only fully funded orders with firm release dates, and is a "...fairly good indicator of the company's future strength."
     In March 2006, Esterline completed the acquisition of Wallop Defence Systems in the United Kingdom, for approximately $58 million. Wallop, a leading international producer of military countermeasure flares, combines with Esterline's leading domestic market position. Cremin said that "...pyrotechnic know-how is a core strength that Esterline has been actively developing for many years." Due to the timing of the acquisition, Wallop had no significant impact on the quarter's performance, but Cremin said he is encouraged by early results.
     Research, development and engineering spending in the quarter increased to $12.9 million compared with $9.9 million for the second fiscal quarter of 2005. Cremin said, "...the increase in R&D reflects spending on new programs such as the Airbus A400M primary power distribution assembly and the pilot's overhead control panel for Boeing's new 787 Dreamliner."
     The effective tax rate for the second fiscal quarter of 2006 was 28.3%, before a $2.0 million reduction in previously estimated tax liabilities, the result of a favorable tax audit concluded on April 25, 2006. The effective tax rate a year ago was 30.3%.
     Year-to-date income from continuing operations was $26.0 million, or $1.01 per diluted share, on sales of $453.6 million. For the first six months of fiscal 2005, comparable earnings were $23.8 million, or $.95 per diluted share, on sales of $401.4 million.
     Net earnings in the fiscal 2006 second quarter and first half were unaffected by discontinued operations. Fiscal 2005 reported income from discontinued operations principally from the sale of the company's Fluid Regulators subsidiary. That sale resulted in a gain of approximately $7.0 million, net of tax of $2.4 million, or $.28 per diluted share, in the first quarter of 2005. Net earnings for the fiscal second quarter and first half of 2005 were $13.2 million, or $.52 per diluted share, and $30.8 million, or $1.23 per diluted share, respectively.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will," or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline's or its industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.



ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts

                           Three months ended      Six months ended
                           April 28,  April 29,   April 28,  April 29,
                             2006      2005         2006       2005
                          --------- ---------    ---------  ---------
Segment Sales
 Avionics & Controls       $ 71,864  $ 64,990     $134,306  $ 125,845
 Sensors & Systems           83,177    84,541      156,647    158,915
 Advanced Materials          92,898    62,061      162,651    116,624
                          --------- ---------    ---------  ---------
Net Sales                   247,939   211,592      453,604    401,384

Cost of Sales               167,200   143,054      310,006    274,746
                          --------- ---------    ---------  ---------
                             80,739    68,538      143,598    126,638
Expenses
 Selling, general and
  administrative             40,973    35,837       76,863     66,445
 Research, development
  and engineering            12,939     9,866       23,272     19,113
                          --------- ---------    ---------  ---------
  Total Expenses             53,912    45,703      100,135     85,558
                          --------- ---------    ---------  ---------
Operating Earnings
 from Continuing
 Operations                  26,827    22,835       43,463     41,080

  Other (income)
   expense                     (263)       28         (462)        66
  Interest income              (998)   (1,025)      (1,857)    (1,560)
  Interest expense            5,790     4,097       10,295      8,779
  Loss on
   extinguishment of
   debt                          --        --        2,156         --
                          --------- ---------    ---------  ---------
Other Expense, Net            4,529     3,100       10,132      7,285
                          --------- ---------    ---------  ---------
Income from Continuing
 Operations Before Income
 Taxes                       22,298    19,735       33,331     33,795
Income Tax Expense            4,307     5,974        6,863      9,938
                          --------- ---------    ---------  ---------
Income from Continuing
 Operations Before
    Minority Interest        17,991    13,761       26,468     23,857
Minority Interest              (332)      (35)        (445)       (48)
                          --------- ---------    ---------  ---------
Income from Continuing
 Operations                  17,659    13,726       26,023     23,809

Income (Loss) from
 Discontinued
 Operations, Net of
 Tax                             --      (562)          --      6,965
                          --------- ---------    ---------  ---------

Net Earnings               $ 17,659  $ 13,164     $ 26,023  $  30,774
                          ========= =========    =========  =========
Earnings (Loss) Per
 Share -- Basic:
  Continuing
   operations              $    .70  $    .55     $   1.03  $     .97
  Discontinued
   operations                    --      (.03)          --        .28
                          --------- ---------    ---------  ---------

Earnings Per Share --
 Basic                     $    .70  $    .52     $   1.03  $    1.25
                          ========= =========    =========  =========
Earnings (Loss) Per
 Share -- Diluted:
  Continuing
   operations              $    .68  $    .54     $   1.01  $     .95
  Discontinued
   operations                    --      (.02)          --        .28
                          --------- ---------    ---------  ---------

Earnings Per Share --
 Diluted                   $    .68  $    .52     $   1.01  $    1.23
                          ========= =========    =========  =========
Weighted Average
 Number of Shares
 Outstanding -- Basic        25,385    25,120       25,361     24,577

Weighted Average
 Number of Shares
 Outstanding -- Diluted      25,817    25,484       25,780     24,953



Consolidated Balance Sheet
--------------------------
In thousands                                    April 28,   April 29,
                                                  2006        2005
                                                  ----        ----
Assets
Current Assets
 Cash and cash equivalents                     $   46,256  $  137,704
 Cash in escrow                                     4,315       7,537
 Short-term investments                                --      45,486
 Accounts receivable, net                         171,236     128,212
 Inventories                                      168,679     132,097
 Deferred income tax benefits                      26,672      24,601
 Prepaid expenses                                  10,469       8,733
 Other current assets                                  --         288
                                                ---------   ---------
     Total Current Assets                         427,627     484,658

Property, Plant and Equipment, Net                166,679     137,349

Other Non-Current Assets
 Goodwill                                         360,784     246,032
 Intangibles, net                                 245,845     166,593
 Debt issuance costs, net                           4,806       5,481
 Deferred income tax benefits                      17,773       9,986
 Other assets                                      26,573      28,266
                                                ---------   ---------
                                               $1,250,087  $1,078,365
                                                =========   =========
Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable                              $   59,975  $   42,387
 Accrued liabilities                              108,790      95,388
 Credit facilities                                 18,413       2,567
 Current maturities of long-term debt               3,077      30,901
 Federal and foreign income taxes                   5,751       7,213
                                                ---------   ---------
     Total Current Liabilities                    196,006     178,456

Long-Term Liabilities
 Long-term debt, net of current maturities        279,756     217,722
 Deferred income taxes                             74,806      45,280
 Other liabilities                                 34,527      26,185

Minority Interest                                   3,158       2,427
Shareholders' Equity                              661,834     608,295
                                                ---------   ---------
                                               $1,250,087  $1,078,365
                                                =========   =========



    CONTACT: Esterline Corporation
             Brian Keogh, 425-453-9400